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                                                                    Exhibit 99.1


                                                              INVESTORS CONTACT:
                                              The Investor Relations Group, Inc.
                                                      Tom Jackson / Dian Griesel
                                                                    212-825-3210
                                                              TheProTeam@aol.com

                 EMPYREAN BIOSCIENCE ANNOUNCES REVIEW OF STATUS
                      OF PHASE III CLINICAL TRIAL IN BRAZIL

         CLEVELAND, December 7, 2001 - Empyrean Bioscience, Inc. (OTCBB: EMDG) is conducting a review of the status of the Phase III clinical trial in Brazil of GEDA(R) Plus microbicidal contraceptive gel. Empyrean has an exclusive license from International Bioscience Corporation (IBC) to market GEDA(R) Plus in the United States and the same rights to fifty percent of the world market following clinical trials and respective regulatory approvals.

         Based on information received from IBC, Empyrean previously disclosed that Phase III clinical trials, designed to determine the effectiveness of GEDA(R) Plus microbicidal contraceptive gel in preventing the spread of HIV and other sexually transmitted diseases, had begun in Brazil in December 2000.

         PAREXEL International Corporation, which was retained by IBC to conduct the Phase III clinical trials, has informed Empyrean that it is no longer performing any work in connection with the trials. "We are disappointed to learn today that PAREXEL is no longer involved with the Phase III clinical trial in Brazil. After the status of the trial is confirmed, we will determine what impact, if any, this will have on bringing the GEDA(R) Plus microbicidal contraceptive gel to market and how we will proceed," said Richard C. Adamany, Empyrean's president and chief executive officer.

         Empyrean is a specialty healthcare company focused on the marketing, sale and distribution of innovative personal care products designed to prevent the spread of infectious diseases. The company markets a line of germ protection products under the Preventx(R) and Coleman(R) brand names. Empyrean has the exclusive U.S. marketing and distribution rights to the GEDA(R) Plus microbicidal contraceptive gel, which in vitro studies have shown to be effective against HIV and other sexually transmitted diseases. For more information, see www.empyreanbio.com.

This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statement "After the status of the trial is confirmed, we will determine what impact, if any, this will have on bringing the GEDA(R) Plus microbicidal contraceptive gel to market and how we will proceed" is forward-looking in nature. These statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Such risks include, among other factors, the acceptability of the product in the marketplace, and the ability to obtain sufficient capital to fund operations. Additional factors, which could cause actual results to differ materially from expectations in the forward-looking statements, are set forth in the Company's Form 10-KSB annual report filed with the Securities and Exchange Commission.
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